Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3, File No. 333-111412, on Form S-8, File No. 333-101490, and on Form S-8, File No. 333-128896, of our reports dated March 1, 2007, relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the “Company”), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 1, 2007